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Exhibit 12


                      HIGH VOLTAGE ENGINEERING CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In thousands, except ratio amounts)
                               (Unaudited)


                                                                    FISCAL YEAR ENDED
                                           -----------------------------------------------------------------
                                            APRIL 24,     APRIL 25,     APRIL 26,     APRIL 27,    APRIL 29,
                                              1999           1998         1997          1996          1995
                                           ----------    ----------    ----------    ----------   ----------
Earnings:
    Income (loss) from continuing
      operations before income taxes,
      discontinued operations and
      extraordinary item.................  $   2,205    $  (15,536)    $  (3,020)     $ (4,629)   $   (2,316)
                                           ----------    ----------    ----------    ----------   ----------

Fixed charges:
    Interest expense, accretion of
      redeemable put warrants and
      amortization of debt discount
      and premium on all indebtedness....     19,854        18,159        10,845        10,292         7,777
    Portion of rent under long-term
      operating leases representative
      of an interest factor (1/3)........        658           683           483           287           344
    Accretion of redeemable preferred
      stock..............................        266           270            --            --            --
    Preferred stock dividend requirement.      2,597         3,085           479           446           896
    Capitalized interest.................         --            --            --            --           113
                                           ----------    ----------     ---------    ----------   ----------
         Total fixed charges.............     23,375        22,197        11,807        11,025         9,130
                                           ----------    ----------     ---------    ----------   ----------
    Earnings from continuing operations
      before income taxes, discontinued
      operations, extraordinary item
      and fixed charges..................  $  25,580     $   6,661     $   8,787      $  6,396      $  6,814
                                            ---------     ---------    -----------   ----------   ----------
                                            ---------     ---------    -----------   ----------   ----------
Ratio of earnings to fixed charges.......       1.09x           --            --            --            --


The Company's earnings were inadequate to cover fixed charges by $15,536, $3,020, $4,629, and $2,316 in fiscal 1998, 1997, 1996 and 1995, respectively.